Exhibit 99.1

1 Annual Meeting of Shareholders January 30, 2023

2 2 Safe Harbor Statement The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc . (the “Company) . Some statements contained or implied in this presentation may be considered forward - looking statements, which by their nature are uncertain . Consequently, actual results could materially differ . For more detailed information concerning how risks and uncertainties could affect the Company's revenue pipeline, please refer to the Company’s most recent annual and quarterly reports filed with the SEC . The Company assumes no obligation to update any forward - looking information .

3 3 Management Team Christopher Carney – Chief Executive Officer ▪ Appointed President, CEO & Director in October, 2020. ▪ CFO since August, 2015. ▪ Member of management since January, 2009.

4 4 DRAGONITE Halloysite Clay During 2023 management expects sales for its DRAGONITE products to increase over 2022. The application areas in which we expect to see the greatest activity during 2023 are: » Polymer Reinforcement/Nucleation (Improved Masterbatch Development) » Molecular Sieves » Ceramics The Company expects is distribution agreement with DNB Enterprise Ltd (Korea) to yield results during 2023.

Masterbatch Development Work with Addisperse

The Company and Addisperse, of Bensalem, PA, have partnered to develop an improved DRAGONITE masterbatch formulation for polyethylene. The HP40 PE masterbatch has been shown, in certain applications, to more consistently impart enhanced mechanical properties (flex modulus, flexural strength and tensile strength) in polyethylene.

- Management believes a significant market opportunity exists for the HP40 PE masterbatch.

- Improved masterbatch formulations for other resins such as polypropylene and PLA are being developed.

- Addisperse is progressing with the development of a DRAGONITE masterbatch for use in food packaging film for ethylene scavenging.

5 APPLIED MINERALS INC.

6 6 Lithium - Ion Battery Opportunity » During the latter half of 2022 the Company was awarded a STTR Phase II award to develop its halloysite clay into a low cost, high performance porous silicon anode material for EV battery formulations. The budget for the 2 - year Phase II project is $1,150,000. » The Phase II work involves ( i ) BYU optimizing the synthesis of halloysite - derived porous silicon and (ii) the transfer of BYU’s halloysite - derived silicon technology to AMI. Argonne National Laboratory is providing all application testing. » The Company is in preliminary discussions with a potential partner to scale - up the manufacturing of the halloysite - derived silicon once it is optimized. This potential partner may also provide related development support for the product. There is no guarantee that such a partnership will be finalized. » AMI is looking to identify a partner to develop the use of its halloysite as a coating for polypropylene separators for improved conductivity and thermal stability.

7 7 Contact Information IR Contact: Chris Carney (212) 226 - 4256 info@appliedminerals.com Halloysite Clay